EXHIBIT 10.32

[Date]

[Name of Recipient]

[Address]

[City, State ZIP]

Re:	Your Performance Award under the 2000 Stock Incentive Plan

Dear [Name]:

Health Care Property Investors, Inc. (“HCP”) is pleased to inform you that you have been awarded a stock performance award (“Award”) under the Health Care Property Investors, Inc. 2000 Stock Incentive Plan, as amended from time to time (the “Plan”). HCP’s stockholders approved the grant of stock performance awards under the Plan at the 2003 Annual Meeting of Stockholders. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee granted your Award on {Grant Date}.

Your Award is payable, if at all, in shares of HCP Common Stock. In addition, if any shares of HCP Common Stock are issued to you pursuant to the Award, you will receive cash in an amount equal to the cash dividends that would have been paid on such shares if such shares had been issued on {First Day of the Performance Period}. The details of your Award are discussed below.

Stock Portion of Your Award

Your Award represents the right to an issuance of shares of HCP Common Stock to you on a deferred basis, subject to (i) your continued employment with HCP until the actual number of shares issuable to you are determined by the Committee, and (ii) HCP’s satisfaction of certain financial objectives over a three-year period commencing {First Day of the Performance Period}. The Committee has determined the “Target Units” underlying your Award. The number of Target Units underlying your Award is                     .

The number of shares of Common Stock that will actually be issued to you (the “Final Shares”) will equal a percentage of your Target Units, ranging from 0% to 200% of your Target Units. This percentage is based upon HCP’s actual performance against targeted performance under the following “Performance Criteria:” (a) HCP’s annual Total Return to Stockholders1,

[1]	For these purposes, annual Total Return to Stockholders for any calendar year shall equal the sum of [(X) the per share Fair Market Value as of December 31 of such year minus the per share Fair Market Value of the Common Stock as of January 1 of such year and (Y) the aggregate dividends paid to stockholders during such calendar year], divided by the per share Fair Market Value as of January 1 of such year. For and (b) the increase in HCP’s annual Funds From Operations per share2, each as averaged over the three year period from {First Day of the Performance Period} until {Last Day of the Performance Period} (the “Performance Period”). This percentage is pro-rated between the thresholds of 0%, 50%, 100% and 200% based upon HCP’s performance under the applicable Performance Criteria. There is no pro-rating above the 200% threshold for either Performance Criteria.

For purposes of determining your Final Shares, if any, your Target Units are divided into two equal parts. The number of Final Shares, if any, issuable with respect to one half of your Target Units (             Target Units or your “TRS Target Units”) will be determined based on HCP’s annual Total Return to Stockholders, as averaged over the Performance Period (“Average TRS”). Average TRS is determined by adding HCP’s annual Total Return to Stockholders for each of the three years during the Performance Period, and dividing that sum by three.

The number of Final Shares, if any, issuable with respect to the other half of your Target Units (             Target Units or your “FFO Target Units”) will be determined based on the increase of HCP’s annual Funds From Operations per share over the previous year, for each of the three years in the Performance Period, with such increases averaged over the Performance Period (“Average FFO Increase). The Average FFO Increase is determined by adding the increase in HCP’s annual Funds From Operations per share for each of the three years during the Performance Period over the previous year’s annual Funds From Operations per share, and dividing that sum by three.

The total Final Shares you will receive, if any, will equal the sum of (i) the Final Shares issuable to you, if any, based on Average TRS, plus (ii) the Final Shares issuable to you, if any, based on Average FFO Increase. Only whole shares are issuable. The Committee shall make appropriate adjustment of fractional shares. The charts below illustrate how the Final Shares, if any, underlying your Award will be calculated:

Average Annual Total Return to Stockholders

Average Annual Total Return to Stockholders over the Performance Period (Average TRS)	Final Shares issuable, stated as a percentage of your TRS Target Units
Less than the Board Determined Minimum%	0%
Board Determined Medium Threshold%	50%
Board Determined Target Threshold%	100%
Board Determined Maximum Threshold% or greater	200%

these purposes, (i) the Fair Market Value shall equal the closing price of a share of HCP Common Stock on the New York Stock Exchange on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, and (ii) reinvestment of quarterly dividends (before consideration of income taxes) shall be assumed.

[2]	For these purposes, Funds From Operations shall be determined as prescribed by the National Association of Real Estate Investment Trusts (NAREIT) as in effect on {First Day of the Performance Period}. Annual Funds From Operations per share shall be based off fully diluted outstanding shares of common stock.

Average Annual Funds From Operations Per Share

Increase in Average Annual Funds from Operations Per Share Per Year over the Performance Period (Average FFO Increase)	Final Shares issuable, stated as a percentage of FFO Target Units
Less than the Board Determined Minimum%	0%
Board Determined Medium Threshold%	50%
Board Determined Target Threshold%	100%
Board Determined Maximum Threshold% or greater	200%

Within 90 days following the closing of the Performance Period, HCP’s Chief Financial Officer will determine HCP’s actual performance under the Performance Criteria using accounting principles consistently applied. The Committee will review these determinations and certify in writing the extent of HCP’s actual performance under the Performance Criteria, and the number of Final Shares issuable to you. The date upon which the Committee makes this certification is referred to as the “Determination Date.”

Upon the Determination Date, and provided that you have continued to be employed by HCP through and including the Determination Date, all Target Units will cease to be outstanding and you will have a right to the number of Final Shares certified by the Committee on the Determination Date to be issuable to you, if any. The Final Shares will be issued to you or your account within thirty (30) days of the Determination Date, subject to HCP’s satisfaction of all applicable regulatory and legal requirements.

Cash Portion of the Award

If Final Shares are certified by the Committee as issuable to you under your Award, you will also receive a cash payment as part of your Award. The cash portion of the Award payable to you will equal the aggregate amount of cash dividends declared, if any, by HCP during the Performance Period that would have been paid on your Final Shares if such Final Shares had been issued at the commencement of, and held by you throughout the duration of, the Performance Period. The exact amount of your Cash payment will be determined and certified in writing by the Committee on the Determination Date. If you are not awarded any Final Shares you will not receive any cash payment as part of your Award. Any cash payable to you under the Award will be paid to you by check within thirty (30) days following the Determination Date.

Rights as a Stockholder

You have no rights or privileges as a stockholder of HCP with respect to the Target Units or the underlying Common Stock. Until the Final Shares are issued to you following the Determination Date, you will have no rights or privileges as a stockholder concerning the Final Shares or the underlying Common Stock.

Termination of Employment Prior to Determination Date.

A condition to the issuance of your Final Shares, if any, and the payment of the cash portion of your Award, if any, is that you must be employed by HCP continuously through the Determination Date. Except as set forth below under “Change in Control” and under “Termination by Reason of Death or Disability”, if your employment with HCP is terminated for any reason at any time prior to the Determination Date, effective as of termination of your employment, your Award (including all Target Units) will be automatically forfeited for no consideration and you will have no rights with respect to the Award, the Target Units or any Final Shares and HCP will cease to have any obligations with respect to the Award.

Change In Control

Award Not Continuing, Assumed or Substituted as a Result of the Change in Control. In the event of a Change in Control (as defined under the Plan) during the Performance Period and as a result of which Change in Control this Award does not continue or is not assumed or is not substituted for a new incentive award covering stock of the successor employer (or a parent or subsidiary thereof), appropriately adjusted, then the Performance Period shall be shortened and shall run from {First Day of the Performance Period} until the effective date of such Change in Control, and the Award shall be paid in shares of HCP Common Stock and cash, if any, for such abbreviated Performance Period in accordance with the Performance Criteria and formulas set forth above.

Award Continued, Assumed or Substituted as a Result of the Change in Control. In the event of a Change in Control during the Performance Period and as a result of which Change in Control this Award is continued or assumed or substituted for a new incentive award covering stock of the successor employer (or a parent or subsidiary thereof), then the Award, Target Units and the Performance Criteria shall be appropriately adjusted by the Committee to give effect to such Change in Control.

Special Severance Benefits Following Change in Control for Certain Employees. For those employees who are a party to an employment, severance, change in control or similar agreement or letter with HCP that provides benefits upon certain terminations following a Change in Control (a “Change in Control Agreement”), in the event of a termination of employment by you for good reason (as defined in the Change in Control Agreement), or a termination of your employment by HCP other than for cause or disability (each as defined in the Change in Control Agreement), each within two years following such Change in Control, then the Performance Period shall be shortened and shall run from {First Day of the Performance Period} until the effective date of such termination or Change in Control, whichever is more favorable to you, and the Award shall be paid in shares of HCP Common Stock and cash, if any, for such abbreviated Performance Period in accordance with the Performance Criteria and formulas set forth above, appropriately adjusted by the Committee to give effect to such Change in Control.

Termination by Reason of Death or Disability

If your employment with HCP is terminated at any time prior to the Determination Date by reason of death or Disability, then the Performance Period shall be truncated to the most recent fiscal period for which Total Return to Stockholders and Funds From Operations per share can be determined, and the number of Target Units shall be reduced on a pro-rata basis to reflect the truncated performance period (e.g., if you die at the commencement of the third year of the performance period, two years of Total Return to Stockholders and Funds From Operations per share shall be averaged, and the number of Target Units will be reduced to 2/3 of the original grant).

Miscellaneous

Not Assignable. Your Award is not assignable or transferable and shall not be subject to any encumbrance, pledge or charge of any nature.

Employment at Will. Your Award does not confer upon you any right to continue in the employ of HCP or affect the right of HCP to terminate your employment at any time with or without cause, which right HCP expressly reserves.

Section 16 Obligations. If you are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, you are likely to have reporting and other obligations under Section 16 concerning the Final Shares issuable to you. The date of issuance of the Final Shares for purposes of Section 16 is likely to be the Determination Date. Please consult with legal counsel concerning your reporting and other obligations under Section 16 with respect to the Award.

Committee and CFO Discretion. In making their respective determinations, the Committee and the chief financial officer may rely upon the advice of accountants, attorneys, consultants or other persons it chooses to employ for such purposes, and may specifically require, in its discretion, a review and/or confirmation from HCP’s independent auditors of HCP’s performance under the Performance Criteria during the Performance Period. The Committee shall have the power to interpret the Plan and this Letter Agreement and to adopt such rules for the administration, interpretation and application of this Letter Agreement as are consistent with the Plan and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon you, HCP and all other interested persons.

Adjustment in Securities. In the event that the outstanding shares of the stock subject to the Target Units are increased, decreased, or exchanged for a different number or kind of shares of HCP or other securities of HCP, or of another corporation, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of HCP, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares underlying the Target Units. Any such adjustment made by the Committee shall be final and binding upon you, HCP and all other interested persons.

Interpretation. This Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of California. This Letter Agreement and the Plan embody the entire understanding and agreement of the parties in relation to the subject matter hereof; provided, however, that the terms of any Change in Control Agreement, if applicable, shall supersede and control over the applicable terms of this Agreement. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

This Award Letter is qualified by the provisions of the Plan, and in the event of any inconsistencies between the Plan and this Award Letter, the provisions of the Plan will control. You are encouraged to read this Award Letter, the Plan, and the Plan Prospectus. A copy of the Plan and the Prospectus are available from Edward J. Henning, Senior Vice President, Corporate Secretary and General Counsel.

Summary. Described for you on the attached Schedule is a summary of your Award, including the Target Units subject to your Award, the number of Target Units allocated to each Performance Criteria, and the range of Final Shares that may be issuable to you, if any.

Please execute this Award Letter, and return it to Edward J. Henning, Senior Vice President, Corporate Secretary and General Counsel. A copy of this Award Letter is enclosed for your records.

If you have any questions or comments with respect to your Award please contact Mr. Henning, at (949) 794-1906 or EHENNING@HCPI.com.

This Letter Agreement has been executed on , 200_.

HEALTH CARE PROPERTY INVESTORS, INC.

By: James F. Flaherty III, Chief Executive Officer and President

And: Edward J. Henning, Senior Vice President, Corporate Secretary and General Counsel

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I acknowledge I have received this Award Letter with respect to my Award, as well as a copy of the Prospectus, and understand and agree to the terms herein.

Employee’s Signature: _____________________________________

Employee’s Name: ________________________________________

Schedule to Award Letter

of

Award Date:

Target Units underlying your Award:

Target Units Applicable to each Performance Criteria:

TRS Target Units:

FFO Target Units:

Range of Final Shares Issuable	0 to shares

Performance Period with Respect to your Award: